Exhibit 99.a



FOR IMMEDIATE RELEASE

December 22, 1994


MASCOTECH, INC. ANNOUNCES MAJOR RESTRUCTURING

MascoTech, Inc. has announced the planned disposition of a number of businesses, including its Architectural Products and Defense businesses, and certain of its transportation-related businesses as part of its long-term strategic plan to increase the focus on its core operating capabilities.

The businesses to be disposed of have annual sales of approximately $700 million, including over $300 million of transportation-related sales, and in 1994 are expected, in aggregate, to perform at an approximate break-even operating profit level. The Company believes these businesses, which have net assets of approximately $700 million, will be disposed of for after-tax net cash and other proceeds of approximately $400 million. The disposition of these businesses will primarily occur in 1995 with the cash portion of the proceeds applied to reduce the Company's indebtedness and to provide additional capital to invest in its core businesses.

The Company will record a special charge, currently estimated at approximately $300 million after tax, in the fourth quarter of 1994 for the anticipated loss on the disposition of these businesses, which will result in a substantial loss for the quarter and the year. However, the Company expects that this restructuring should have a favorable long-term effect on the Company's balance sheet and future per common share earnings.

Upon the completion of this restructuring, MascoTech's core transportation-related businesses, with annual sales of approximately $1 billion, will include: powertrain and chassis components manufactured through the application of advanced metalworking technologies; contract engineering services that support customers' vehicle development process; and products manufactured for distribution principally to the traditional, retail and heavy-duty segments of the automotive aftermarket.

As previously announced, the Company has made significant expenditures and commitments in 1994 for capital programs, including new advanced manufacturing technologies, to support these core transportation-related businesses. These additional investments, which will continue in 1995 and are expected to aggregate approximately $260 million for both years, reflect the Company's belief in the businesses' favorable long-term outlook and are planned to meet increased demand for certain current product programs. These expenditures will also provide capacity for new products that the Company expects to begin producing over the next several years, and enhance the Company's leadership positions in advanced manufacturing technologies related to its forging and metal forming businesses.